Filed Pursuant to Rule 424(b)(3)

Registration No. 333-269205

PROSPECTUS SUPPLEMENT NO. 15

(to Prospectus dated March 20, 2023)

Scilex Holding Company

Up to 28,128,422 Shares of Common Stock

This prospectus supplement supplements the prospectus dated March 20, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-269205) for which Post-Effective Amendment No. 1 was filed with the Securities and Exchange Commission on March 13, 2023 and declared effective by the Securities and Exchange Commission on March 20, 2023. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 28, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time of up to 28,128,422 shares of our common stock, par value $0.0001 per share (the “Common Stock”), by B. Riley Principal Capital II, LLC, a Delaware limited liability company (the “Selling Securityholder”). The shares included in the Prospectus and this prospectus supplement consist of shares of Common Stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Securityholder, from time to time, pursuant to a standby equity purchase agreement we entered into with the Selling Securityholder on January 8, 2023 (the “B. Riley Purchase Agreement”), in which the Selling Securityholder has committed to purchase from us, at our direction, up to $500,000,000 of our Common Stock, subject to terms and conditions specified in the B. Riley Purchase Agreement.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On September 27, 2023, the last reported sales price per share of our Common Stock was $1.55.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 15 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 28, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2023

SCILEX HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-39852	92-1062542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 516-4310

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2023, the Compensation Committee of the Board of Directors of Scilex Holding Company (the “Company”) approved, and authorized the Company to enter into, severance and change in control arrangements with its Executive Chairman, Chief Executive Officer, Chief Financial Officer and each other executive of the Company holding a senior vice president position or above (each, a “Participating Executive”), with such arrangements to be set forth in severance and change in control agreements (each a “Severance Agreement”).

The Severance Agreements will generally provide for, among other things, the following benefits in the event of (i) the executive’s termination without cause or resignation for good reason and (ii) a change in control of the Company.

Termination without a change in control

If any Participating Executive is terminated without cause or resigns for good reason, in either case, prior to a change in control, and subject to an irrevocably effective general release of claims in favor of the Company, such executive shall be entitled to receive (i) one year’s base salary, paid on a monthly basis, (ii) 12 months of benefits and (iii) with respect to any Company stock options held by such executive that have vested as of the date of such termination or resignation, such stock options shall be exerciseable for a period of 24 months following such date of termination or resignation (or, if earlier, until the expiration of the maximum term of the option).

Payments upon a change in control

Upon a change in control of the Company, the Company’s Executive Chairman and Chief Executive Officer each shall be entitled to received (i) a lump sum payment equal to three times such executive’s annual base salary, (ii) a lump sum payment equal to three times such executive’s target bonus amount, (iii) a lump sum payment equal to $3,000 multiplied by 36 in respect of payments for benefits, and (iv) accelerated vesting of all time-based vesting equity awards, with stock options remaining exercisable for a period of not less than 24 months following the change in control (or, if earlier, until the expiration of the maximum term of the option)

Upon a change in control of the Company, the Company’s Chief Financial Officer shall be entitled to receive (i) a lump sum payment equal to two times such executive’s annual base salary, (ii) a lump sum payment equal to two times such executive’s target bonus amount, (iii) a lump sum payment equal to $3,000 multiplied by 24 in respect of payments for benefits, and (iv) accelerated vesting of all time-based vesting equity awards, with stock options remaining exercisable for a period of not less than 24 months following the change in control (or, if earlier, until the expiration of the maximum term of the option).

For any other Participating Executive, upon a change in control, such executive shall be entitled to receive (i) a lump sum payment equal to such executive’s annual base salary, (ii) a lump sum payment equal to such executive’s target bonus amount, (iii) a lump sum payment equal to $3,000 multiplied by 12 in respect of payments for benefits, and (iv) accelerated vesting of all time-based vesting equity awards, with stock options remaining exercisable for a period of not less than 24 months following the change in control (or, if earlier, until the expiration of the maximum term of the option).

The description of the Severance Agreements is a summary and is qualified in its entirety by reference to the full text of the agreements, forms of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
Name:	Jaisim Shah
Title:	Chief Executive Officer and President

Date: September 28, 2023

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